Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 15, 2019, with respect to the combined financial statements and schedule of Envista Holdings Corporation included in the Registration Statement (Form S-4 / S-1) and related Prospectus of Envista Holdings Corporation for the exchange offer.

/s/ Ernst & Young LLP

Tysons, Virginia
November 15, 2019